Exhibit 5.2

September 17, 2019

American Express Receivables Financing Corporation III LLC

4315 South 2700 West, Room 1100, 02-01-46

Salt Lake City, Utah 84184

Re:	American Express Credit Account Master Trust

Class A Series 2019-4 Floating Rate Asset Backed Certificates

Class B Series 2019-4 Floating Rate Asset Backed Certificates

Ladies and Gentlemen:

We have acted as special counsel to American Express Receivables Financing Corporation III LLC, a Delaware limited liability company (the “Transferor”), and have examined the Registration Statement on Form SF-3 (File Nos. 333-228921 and 333-228921-01), filed by the Transferor with the Securities and Exchange Commission on December 20, 2018, and declared effective on March 26, 2019 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Class A Series 2019-4 Floating Rate Asset Backed Certificates (the “Class A Certificates”) and the Class B Series 2019-4 Floating Rate Asset Backed Certificates (the “Class B Certificates” and, together with the Class A Certificates, the “Certificates”). The Certificates will be issued pursuant to a Fourth Amended and Restated Pooling and Servicing Agreement, dated as of April 1, 2018, as amended from time to time, and the Series 2019-4 Supplement, expected to be dated as of September 23, 2019 (together, the “Pooling and Servicing Agreement”), as more particularly described in the prospectus, dated September 17, 2019 (the “Prospectus”).

We have examined such instruments, documents and records as we have deemed relevant and necessary for the purposes of our opinion expressed below. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and assumptions, and upon consideration of applicable law, we are of the opinion that, when the Certificates have been duly executed, authenticated and delivered in accordance with the Pooling and Servicing Agreement, and upon the sale of the Certificates in the manner described in the Prospectus, the Certificates will be legally issued, and the holders of the Certificates will have no obligation to make payments to the Transferor or its

American Express Receivables Financing Corporation III LLC

September 17, 2019

creditors (other than the purchase price for the Certificates) or contributions to the Transferor or its creditors solely by reason of the holders’ ownership of the Certificates.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP